EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President, Chief Operating Officer and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

TUESDAY, OCTOBER 4, 2005

MPW REPORTS FISCAL THIRD QUARTER RESULTS

HEBRON, Ohio, October 4, 2005 – MPW Industrial Services Group, Inc. (NASDAQ:MPWG) today announced total revenue of $24.7 million for the fourth fiscal quarter ended June 30, 2005. Revenue was up $0.4 million from $24.3 million for the quarter ended June 30, 2004. The Company reported net income of $0.8 million, or $0.07 per share, for the fourth fiscal quarter ended June 30, 2005, compared with net income of $0.9 million, or $0.08 per share, for the same period last year.

Total revenue for fiscal 2005 was $93.3 million compared with $89.1 million for fiscal 2004. The net income for fiscal 2005 was $0.5 million, or $0.04 per share, compared with a net loss of $(0.7) million, or $(0.06) per share, for fiscal 2004.

CEO Comments

Monte Black, Chairman and Chief Executive Officer, commented, “While the Company’s overall performance in fiscal 2005 showed improvement over the prior year, the Company’s performance did not meet our expectations. However, the fourth quarter results showed significant improvement over the Company’s third quarter.” Mr. Black added, “We believe that this improvement can be partially attributed to the Company’s focus on business development and the changes made within our organization during the past year. We will continue to focus on our key initiatives related to business development, cost reduction and performance metrics to help drive the Company’s results to the desired expectations.”

Quarterly Discussion

Revenues increased 1.6% to $24.7 million in the fourth quarter of fiscal 2005 from $24.3 million in the same prior year period. The slight increase in revenues was primarily the result of a $(0.3) million decrease in the Industrial Cleaning segment offset by $0.4 million and $0.3 million increases in the Facility Maintenance and Support Services and Industrial Water Process Purification segments, respectively. The decrease in the Industrial Cleaning segment was primarily a result of a non-recurring project that occurred in the fourth quarter of fiscal 2004, decreased base load work from existing customers, slightly offset with new business from an acquisition and increased revenues from new customers. The increase in revenues in the Facility Maintenance and Support Services segments was primarily due to increased base load work from new and existing customers. The increase in revenues in the Industrial Water Process Purification segment was primarily the result of one-time project work, combined with an increased volume of industrial water purification trailers supplied to customers on an emergency basis as a result of warmer temperatures in the latter part of the fourth quarter.

Income from operations was $1.1 million, or 4.6% as a percentage of revenue, for the three months ended June 30, 2005 compared to $1.6 million, or 6.4% as a percentage of revenue, for the three months ended June 30, 2004. The decline in operating income was driven by higher labor costs due to more labor intensive project work, increased fuel and chemical costs, offset by decreased bad debt expense and depreciation.

Corporate Profile

Founded in 1972, MPW Industrial Services Group, Inc. is a leading provider of integrated, technically-based industrial cleaning and related facilities support services in North America. MPW offers four principal service lines that are integral to a wide variety of manufacturing processes. These four service lines are industrial cleaning, facility maintenance and support services, industrial container cleaning and industrial process water purification.

Forward-Looking Statements

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Additional information about these and other risks and uncertainties can be found in “Investment Considerations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,
	2005	2004
ASSETS
Cash	$744	$2,237
Accounts receivable, net	16,723	14,866
Inventories	2,002	2,119
Deferred income taxes	1,264	1,679
Prepaid expenses	1,066	1,070
Other current assets	15	2

Total current assets	21,814	21,973

Property and equipment, net	28,192	30,198
Goodwill	5,487	6,044
Other intangibles, net	6,503	6,284
Other assets	243	192

Total assets	$62,239	$64,691

LIABILITIES
Accounts payable	$3,547	$3,513
Accrued compensation and related taxes	1,899	1,902
Current maturities of long-term debt	1,234	1,261
Other accrued liabilities	5,518	5,608

Total current liabilities	12,198	12,284

Long-term debt	16,410	17,631
Deferred income taxes	1,806	3,447

Total liabilities	30,414	33,362

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,716,207 and 10,708,707 shares issued and outstanding at June 30, 2005 and 2004, respectively	107	107
Additional paid-in capital	40,936	40,921
Accumulated deficit	(9,223)	(9,690)
Accumulated other comprehensive income (loss)	5	(9)

Total shareholders’ equity	31,825	31,329

Total liabilities and shareholders’ equity	$62,239	$64,691

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended June 30,		Year Ended June 30,
	2005	2004	2005	2004
	(unaudited)
Revenues	$24,706	$24,317	$93,298	$89,125
Cost of services (including depreciation)	19,617	18,494	75,068	71,772

Gross profit	5,089	5,823	18,230	17,353
Selling, general and administrative expenses	3,941	4,267	16,735	17,119

Income from operations	1,148	1,556	1,495	234
Other income (expense):
Other income	186	—	186	—
Interest expense, net	(266)	(272)	(1,076)	(1,129)

Income (loss) from continuing operations before income taxes (benefit) and equity in loss of affiliate	1,068	1,284	605	(895)
Provision (benefit) for income taxes	258	399	138	(232)

Income (loss) from continuing operations before equity in loss of affiliate	810	885	467	(663)
Equity in loss of affiliate	—	—	—	—

Income (loss) from continuing operations	810	885	467	(663)
Income from discontinued operations, net of tax	—	—	—	—

Income (loss) before cumulative effect of change in accounting principle	810	885	467	(663)
Cumulative effect of change in accounting principle	—	—	—	—

Net income (loss)	$810	$885	$467	$(663)

Net income (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.07	$0.08	$0.04	$(0.06)
Income from discontinued operations, net of tax	—	—	—	—

Income (loss) before cumulative effect of change in accounting principle	0.07	0.08	0.04	(0.06)
Cumulative effect of change in accounting principle	—	—	—	—

Net income (loss) per share	$0.07	$0.08	$0.04	$(0.06)

Weighted average shares outstanding	10,716	10,709	10,711	10,838
Weighted average shares outstanding, assuming dilution	10,780	10,809	10,786	10,838